EXHIBIT 10.2


                   PROMISSORY NOTE SECURED BY LETTER OF CREDIT


$3,000,000.00                                             August 31, 2005

                  FOR VALUE RECEIVED, The Walking Company, a Delaware corporation ("Maker"), promises to pay to Bianca of Nevada, Inc., a Nevada corporation ("Payee"), in lawful money of the United States of America, the principal sum of Three Million Dollars and 00/100 ($3,000,000.00), together with interest on the unpaid principal balance at five percent (5%) per annum.

                  This Promissory Note Secured by Letter of Credit ("Note") has been executed and delivered pursuant to and in accordance with the terms and conditions of the Asset Purchase Agreement, dated May 20, 2005, by and among Maker, Payee and Sal Palermo, an individual (the "Agreement"), and is subject to the terms and conditions of the Agreement, which are, by this reference, incorporated herein and made a part hereof. Capitalized terms used in this Note without definition shall have the respective meanings set forth in the Agreement.

1.       PAYMENTS

1.1      PRINCIPAL AND INTEREST

                  The principal amount of this Note shall be due and payable in three (3) equal consecutive annual installments of One Million Dollars ($1,000,000.00) each, commencing on the first anniversary of the Closing Date until paid in full. Interest on the unpaid principal balance of this Note shall be due and payable in installments on the last day of each calendar quarter commencing at the end of the first full quarter succeeding the Closing Date. The annual interest rate shall be five percent (5%). Interest shall be calculated on the basis of a year of 365 or 366 days, as applicable, and charged for the actual number of days elapsed.

1.2      MANNER OF PAYMENT

                  All payments of principal and interest on this Note shall be made by check mailed or delivered to Payee's principal business office or at such other place in the United States of America as Payee shall designate to Maker in writing or, if elected by Maker, by wire transfer of immediately available funds to an account designated by Payee in writing. If any payment of principal or interest on this Note is due on a day which is not a Business Day, such payment shall be due on the next succeeding Business Day, and such extension of time shall be taken into account in calculating the amount of interest payable under this Note.

1.3      PREPAYMENT

                  Maker may, without premium or penalty, at any time and from time to time, prepay all or any portion of the outstanding principal balance due under this Note, provided that each such prepayment is accompanied by accrued interest on the amount of principal prepaid calculated to the date of such prepayment. Any partial prepayments shall be applied to installments of principal in inverse order of their maturity.

1.4      SET-OFF

                  Maker shall have the right to withhold and set-off against (a) any amount due hereunder the amount of any claim for an amount due in connection with the Houston Store and Houston Lease to which Maker may be entitled under the Agreement, as provided in Section 10.3 thereof, or (b) any payment made under any Real Property Lease due to or payable on behalf of Payee under any Real Property Lease. In the event any of the foregoing claims is disputed by Payee or Palermo, Maker may withhold the amount of such claim until it is resolved, and if all or part of such claim is resolved in favor of Payee, Maker will pay the amount resolved to have been due Payee within 10 days of such resolution, with interest at the rate provided hereunder, from the date withheld through the date paid. Exercise of such set-off right shall in no way limit the other remedies available to Payee in regard to any such claims under the Agreement or applicable law.

1.5      LETTER OF CREDIT

                  Concurrently with the execution of this Note, Maker shall deliver to Payee an irrevocable standby Letter of Credit in the amount of Two Million Dollars ($2,000,000.00) (the "Letter of Credit") as security for the payment of the second and third annual installment payments of principal.

                  The Letter of Credit shall be issued by a financial institution and in a form reasonably acceptable to Payee and shall not expire prior to forty (40) days after the third anniversary of the Closing Date.

                  Upon Maker's payment to Payee of the second installment of principal, the Payee shall authorize in writing or the letter of credit shall provide for a reduction by One Million Dollars ($1,00,000.00) of the principal amount of the Letter of Credit.

                  Upon any Event of Default by Maker, Payee shall be entitled to draw upon said Letter of Credit by the issuance of Payee's sole written demand to the issuing financial institution, which draw shall be in an amount necessary to cure the default in question.

                  Partial drawings upon said Letter of Credit shall be permitted.

2.       DEFAULTS

2.1      EVENTS OF DEFAULT

                  The occurrence of any one or more of the following events with respect to Maker shall constitute an event of default hereunder ("Event of Default"):

(a) If Maker shall fail to pay when due any payment of principal or interest on this Note and such failure continues for fifteen (15) days after Payee notifies Maker therein writing; provided, however, that the exercise by Maker in good faith of its right of set-off pursuant to Section 1.4 above, whether or not ultimately determined to be justified, shall not constitute an Event of Default.

(b) If, pursuant to or within the meaning of the United States Bankruptcy Code or any other federal or state law relating to insolvency or relief of debtors (a "Bankruptcy Law"), Maker shall (a) commence a voluntary case or proceeding; (ii) consent to the entry of an order for relief against it in an involuntary case;
(iii) consent to the appointment of a trustee, receiver, assignee, liquidator or similar official; (iv) make an assignment for the benefit of its creditors; or
(v) admit in writing its inability to pay its debts as they become due.

(c) If a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that (a) is for relief against Maker in an involuntary case, (ii) appoints a trustee, receiver, assignee, liquidator or similar official for Maker or substantially all of Maker's properties, or (iii) orders the liquidation of Maker, and in each case the order or decree is not dismissed within 120 days.

2.2      NOTICE BY MAKER

                  Maker shall notify Payee in writing within five days after the occurrence of any Event of Default of which Maker acquires knowledge.

2.3      REMEDIES

                  Upon the occurrence of an Event of Default hereunder (unless all Events of Default have been cured or waived by Payee), Payee may, at its option, (i) by written notice to Maker, declare the entire unpaid principal balance of this Note, together with all accrued interest thereon, immediately due and payable regardless of any prior forbearance, and (ii) exercise any and all rights and remedies available to it under applicable law, including, without limitation, the right to collect from Maker all sums due under this Note. Maker shall pay all reasonable costs and expenses incurred by or on behalf of Payee in connection with Payee's exercise of any or all of its rights and remedies under this Note, including, without limitation, reasonable attorneys' fees.

2.4      ACCELERATION

                  The entire unpaid principal balance of this Note, together with all accrued interest thereon, shall be due and payable prior to or concurrently with the closing of a sale, lease or other disposition of all or substantially all of the assets of Business.

3.       MISCELLANEOUS

3.1      WAIVER

                  The rights and remedies of Payee under this Note shall be cumulative and not alternative. The exercise or failure to exercise such right of setoff will not constitute an election of remedies or limit Payee in any manner in the enforcement of any other remedies that may be available to it. No waiver by Payee of any right or remedy under this Note shall be effective unless in a writing signed by Payee. Neither the failure nor any delay in exercising any right, power or privilege under this Note will operate as a waiver of such right, power or privilege and no single or partial exercise of any such right, power or privilege by Payee will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law, (a) no claim or right of Payee arising out of this Note can be discharged by Payee, in whole or in part, by a waiver or renunciation of the claim or right unless in a writing, signed by Payee; (b) no waiver that may be given by Payee will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on Maker will be deemed to be a waiver of any obligation of Maker or of the right of Payee to take further action without notice or demand as provided in this Note. Maker hereby waives presentment, demand, protest and notice of dishonor and protest.

3.2      NOTICES

                  Any notice required or permitted to be given hereunder shall be given in accordance with Section 13.3 of the Agreement.

3.3      SEVERABILITY

                  If any provision in this Note is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Note will remain in full force and effect. Any provision of this Note held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

3.4      GOVERNING LAW

                  This Note will be governed by and construed under the laws of the State of California without regard to conflicts-of-laws principles that would require the application of any other law.

3.5      PARTIES IN INTEREST

                  This Note shall bind Maker and its successors and assigns. This Note shall not be assigned or transferred by Maker without the express prior written consent of Payee, except by operation of law. Payee may assign its rights under this Note at its sole discretion.

3.6      SECTION HEADINGS, CONSTRUCTION

                  The headings of Sections in this Note are provided for convenience only and will not affect its construction or interpretation. All references to "Section" or "Sections" refer to the corresponding Section or Sections of this Note unless otherwise specified.

                  All words used in this Note will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the words "hereof" and "hereunder" and similar references refer to this Note in its entirety and not to any specific section or subsection hereof.

                  IN WITNESS WHEREOF, Maker has executed and delivered this Note as of the date first stated above.

                                    "MAKER":
                                    THE WALKING COMPANY



                                    By: __________________________________
                                    Title: ________________________________